ASSET ACQUISITION AGREEMENT

Between

Health Nutz, LLC dba Yumnuts

And

Cell-nique Corporation

TABLE OF CONTENTS

1.	ACQUISITION OF THE ASSETS		4
	1.01.	ACQUISITION OF THE ASSETS FROM THE TRANSFEROR	4
	1.02.	ASSUMPTION OF LIABILITIES FROM THE TRANSFEROR	4
	1.03.	CONSIDERATION FOR THE ASSETS	5
	1.04.	CLOSING	5
	1.05.	TAX TREATMENT	5

2.	REPRESENTATIONS OF THE TRANSFEROR REGARDING THE ASSETS AND ASSIGNED LIABILITIES		5

3.	REPRESENTATIONS OF THE TRANSFEROR REGARDING THE TRANSFEROR		6
	3.01.	ORGANIZATION	6
	3.02.	THE TRANSFEROR	6
	3.03.	AUTHORIZATION	6
	3.04.	FINANCIAL STATEMENTS, BANK ACCOUNTS AND ACCESS TO ALL FINANCIAL RECORDS FOR PAST 3 YEARS	7
	3.05.	ABSENCE OF UNDISCLOSED LIABILITIES	7
	3.06.	LITIGATION	7
	3.07.	PERSONAL PROPERTY AND INVENTORY	8
	3.08.	INTANGIBLE PROPERTY	8
	3.09.	LEASES	9
	3.10.	REAL ESTATE	9
	3.11.	RESERVED	9
	3.12.	TAX MATTERS	9
	3.13.	CONTRACTS AND COMMITMENTS	10
	3.14.	COMPLIANCE WITH AGREEMENTS AND LAWS	11
	3.15.	RESERVED	12
	3.16.	EMPLOYEE BENEFIT PLANS	12
	3.17.	CUSTOMERS AND SUPPLIERS	12
	3.18.	RESERVED	12
	3.19.	CONFLICTS OF INTEREST	12
	3.20.	INVESTMENT REPRESENTATION	12
	3.21.	FULL DISCLOSURE	13
	3.22.	RESERVED	13
	3.23.	VENDOR, CO-PACKING AND STORAGE AGREEMENT	13
	3.24.	LIMITATION ON REPRESENTATIONS AND WARRANTIES	13

4.	REPRESENTATIONS OF THE TRANSFEREREE REGARDING THE TRANSFEREREE		13
	4.01.	ORGANIZATION AND AUTHORITY	13
	4.02.	CAPITALIZATION OF THE TRANSFEREE	14
	4.03.	AUTHORIZATION	14
	4.04.	REGULATORY APPROVALS	14
	4.05.	RESERVED	14
	4.06.	LITIGATION	14
	4.07.	BROKER'S FEE	15
	4.08.	MISCELLANEOUS	15
	3.21.	FULL DISCLOSURE	15

5.	ACCESS TO INFORMATION		15

6.	CONDITIONS TO OBLIGATIONS OF THE TRANSFEREE		16
	6.01.	CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR; COMPLIANCE WITH COVENANTS AND OBLIGATIONS	16
	6.02.	PERFORMANCE BY THE TRANSFEROR	16

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	6.03.	CORPORATE PROCEEDINGS	16
	6.04.	RESERVED	16
	6.05.	ADVERSE PROCEEDINGS	16
	6.06.	CLOSING DELIVERIES BY THE TRANSFEROR	16

7.	CONDITIONS TO OBLIGATIONS OF THE TRANSFEROR		17
	7.01.	CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE; COMPLIANCE WITH COVENANTS AND OBLIGATIONS	17
	7.02.	CORPORATE PROCEEDINGS	17
	7.03.	RESERVED	17
	7.04.	CONSENTS OF LENDERS, VENODRS AND OTHER THIRD PARTIES	17
	7.05.	ADVERSE PROCEEDINGS	18
	7.06.	CLOSING DELIVERIES	18

8.	PRE-CLOSING AND POST-CLOSING COVENANTS		18
	8.01.	POST-CLOSING COVENANTS	18
	10.03.	DRAG ALONG	19

9.	INDEMNIFICATION		19
	9.01.	Generally	19
	9.02.	CLAIMS FOR INDEMNIFICATION	20
	9.03.	DEFENSE BY THE INDEMNIFYING PARTY	20
	9.04.	INDEMNIFICATION CAP	21
	9.05.	PAYMENT OF INDEMNIFICATION OBLIGATION	21
	9.06.	SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION	22
	9.07.	SOLE REMEDY	22

10.	RESTRICTIVE COVENANTS		22
	10.01.	CONFIDENTIALITY	22
	10.02.	NON-COMPETE	23
	10.03.	ADDITIONAL TERMS	23

11.	TERMINATION OF AGREEMENT		23
	11.01.	TERMINATION BY AGREEMENT OF THE PARTIES	23
	11.02.	TERMINATION BY REASON OF BREACH	23

12.	NOTICES		23

13.	SUCCESSORS AND ASSIGNS		24

14.	ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS		24

15.	SEVERABILITY		25

16.	INVESTIGATION OF THE PARTIES		25

17.	EXPENSES		25

18.	GOVERNING LAW/JURISDICTION		25

19.	SECTION HEADINGS		25

20.	COUNTERPARTS		26

21.	CONSULTATION WITH INDEPENDENT COUNSEL		26

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Exhibits

Exhibit A	-	Assets
Exhibit B	-	Promissory Note
Exhibit C	-	Tax Allocation Schedule
Exhibit D	-	Transferee Cap Table
Exhibit E	-	Transferee Liens
Exhibit F	-	Bill of Sale and Assignment and Assumption Agreement
Exhibit G	-	Inventory List
Exhibit H	-	Disclosure Memo

Schedules to be provided by the Transferor

3.02	-	The Transferor
3.03	-	Third Party Consents
3.04	-	Financial Statements
3.06	-	Litigation
3.07	-	Personal Property
3.08	-	Intangible Property
3.13	-	Contracts
3.17	-	Customers and Suppliers
3.19	-	Conflicts of Interest
3.23	-	Vendor, Co-Packing and Storage Agreements

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ASSET ACQUISITION AGREEMENT

Agreement (the "Agreement") made as of the 31st day of December, 2011 by and among, Cell-nique Corporation, a Delaware corporation (the "Transferee" or “CN”), Health Nutz, LLC dba Yumnuts, a Delaware Limited Liability Company (the "Transferor" or “YN”), and only with respect to Section 8.01(d) Physicians Capital Corporation (the “Major Shareholders”), and only with respect to Section 10.02, Tyler Ricks, Jerome Metivier, Michael Cochrane and Gary Cochrane (collectively, the “Founders”).

PRELIMINARY STATEMENT

The Transferee desires to acquire, and the Transferor desires to transfer certain of the Transferor’s assets including without limitation all of its operating intellectual property assets for the consideration in the transaction contemplated hereunder.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.           ACQUISITION OF THE ASSETS

1. 01.      ACQUISITION OF THE ASSETS FROM THE TRANSFEROR.

(a)          Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Transferor shall sell, transfer, convey, assign and deliver to the Transferee, and the Transferee shall purchase, acquire, accept and assume from the Transferor, the assets set forth on Exhibit A hereto (the “Purchased Assets”) and the products held for sale by the transferor which are used in the operation of the Transferor’s business (the “Inventory”, and together with the Purchased Assets, the “Assets”).

(b)          The Assets shall not include the Transferor’s (i) cash, (ii) accounts receivable, and (iii) accounts payable.

1.02.       ASSUMPTION OF LIABILITIES FROM THE TRANSFEROR.

Upon and subject to the terms and conditions of this Agreement, the Transferee shall assume and become responsible for all liabilities incurred after the Closing under the Assets (the “Assumed Liabilities”). Schedule 1.02 attached hereto lists all of the Assumed Liabilities and the dollar amount of these liabilities as agreed to by the Transferor and the Transferee.

Except for the Assumed Liabilities, Transferee is not assuming under this Agreement or any other Transaction Document any liability of Transferor, including any of the following (each, an "Unassumed Liability"): (i) liabilities arising out of any default by Transferor of any provision of any Contract (as defined in Section 3.13), occurring prior to the Closing Date (as defined in Section 1.04 below); (ii) any product liability or similar claim for injury to any Person or property, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Transferor, or alleged to have been made by Transferor, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of Transferor on or prior to the Closing; (iii) any Federal, state or local income or other Tax payable with respect to the Business of the Transferor, the Assets, or other properties or operations of Transferor for a period prior to the Closing Date; (iv) any liabilities arising prior to the Closing Date or as a result of the Closing for severance, bonuses, or any other form of compensation to any employees, agents or independent contractors of Transferor, (v) any liabilities of Transferor arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions; (vi) any liabilities to give credits or take other remedial actions for defective or out of date goods for the period of 9 months after close; (vii) any liabilities for money borrowed; (viii) any liability of the Transferor or affiliate thereof based upon an act or omission of such person after the Closing Date; and (ix) any other Liabilities, regardless of when made or asserted, that are not specifically assumed hereunder.

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1.03.       CONSIDERATION FOR THE ASSETS.

In consideration for the sale and transfer of the Assets, and subject to the terms and conditions of this Agreement, Transferee shall, on the Closing Date (a) issue to Transferor Six Thousand Four Hundred Forty One (6,441) shares of Series A preferred stock valued at $100 per share, $.00001 par value per share, of Transferee, (the “Stock Consideration”), plus (b) issue a promissory note, in the form set forth at Exhibit B hereto (the “Promissory Note”, and together with the Stock Consideration, the “Consideration”), payable to the Transferor in the principal amount of the value of the Inventory of the Transferor which shall be determined as set forth below and which Inventory is estimated to be valued at Two Hundred Eleven Thousand Six Hundred Fifty Five Dollars ($211,655) as of the date hereof. The value of the Inventory shall be mutually determined by the Transferor and the Transferee by way of a physical inventory taken no more than five (5) days prior to the Closing Date (as defined below), and shall be adjusted based upon purchases and sales made prior to the Closing.

1.04.       CLOSING.

The Closing shall take place at the offices of YN, on a date and at a time to be determined, or at such other place, time or date (including by the exchange of facsimile and/or PDF signatures) as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Assets by the Transferor to the Transferee by the Transferee shall be deemed, other than for tax purposes, to occur at 12:01 a.m., EST, on December 31, 2011, subject to post closing agreements between the parties.

1.05.       TAX TREATMENT.

For purposes of this transaction, the Transferee and the Transferor have agreed that for tax purposes the transaction contemplated hereunder shall be treated under the Code as if the Transferor sold and exchanged all of its assets, for new shares of the Transferee's stock and the other Consideration set forth herein. Each of the parties shall report the federal, state, local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with this Section 1.05 and the allocation schedule set forth at Exhibit C hereto.

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2.         REPRESENTATIONS OF THE TRANSFEROR REGARDING THE ASSETS AND ASSIGNED LIABILITIES

The Transferor represents and warrants to the Transferee as follows:

(a)        The Transferor has good and marketable title to the Assets, free and clear of any and all liens, charges, encumbrances or third-party rights whatsoever. If any such encumbrances exist they shall be released by such secured party. The use of the Assets is not subject to any Lien, and such use does not encroach on the property or rights of any Person. The Assets constitute all of the assets required for the continued operation of the Business by Transferee as operated by Transferor during the past 12 months. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past 12 months (except for inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business). There are no assets or properties used in the operation of the Business that are owned by any Person other than Transferor that will not be licensed or leased to Transferee under valid, current license arrangements or leases. Transferee agrees to purchase the assets of the company “as is” with regards to physical condition except for the representations made herein.

(b)        The Transferor has the full right, power and authority to enter into, and execute this Agreement and to transfer, convey and sell to the Transferee at the Closing the Assets. All corporate action of Transferor necessary for such execution and delivery and the performance hereof and thereof has been duly taken and, upon consummation of the purchase contemplated hereby, the Transferee will acquire from the Transferor good and marketable title to the Assets.

(c)        The Transferor is not a party to, subject to or bound by any agreement (other than an agreement requiring certain notices and consents which have been given or obtained, as applicable) or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Transferor or the transfer, conveyance and sale of the Assets or the assignment of the Assigned Liabilities to the Transferee pursuant to the terms hereof.

(d)        No broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferor.

3.          REPRESENTATIONS OF THE TRANSFEROR REGARDING THE TRANSFEROR

The Transferor represents and warrants to the Transferee as follows:

3.01.     ORGANIZATION.

The Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02.     THE TRANSFEROR.

Schedule 3.02 attached hereto sets forth: (i) the name of the Transferor; (ii) the jurisdiction of organization of the Transferor; (iii) the names of its managers, members, officers and directors; and (iv)the jurisdictions in which the Transferor is qualified or holds licenses to do business as a foreign company.

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3.03.      AUTHORIZATION.

The execution and delivery by the Transferor of this Agreement and the agreements provided for herein, and the consummation by the Transferor of all transactions contemplated hereunder and thereunder by the Transferor, have been duly authorized by all requisite company action. This Agreement has been duly executed by the Transferor. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Transferor is a party constitute the valid and legally binding obligations of the Transferor, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Transferor of this Agreement and the agreements provided for herein, and the consummation by the Transferor of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) to the Transferor’s actual knowledge, violate the provisions of any law, rule or regulation applicable to the Transferor; (b) violate the provisions of the Certificate of Organization or the Transferor’s Third Amended and Restated Limited Liability Company Agreement, dated as of September 30, 2011; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Transferor pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which the Transferor is a party or by which the Transferor or any of its properties is or may be bound. Schedule 3.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties (including governmental entities) that are required in connection with the consummation by the Transferor of the transactions contemplated by this Agreement.

3.04.      FINANCIAL STATEMENTS AND ACCESS TO ALL FINANCIAL RECORDS FOR PAST 3 YEARS.

Schedule 3.04 attached hereto contains true, complete and correct copies of the unaudited, Transferor-prepared balance sheet of the Transferor as of December 31, 2009 and 2010 and the related statements of income, members’ equity, retained earnings and changes in financial condition of the Transferor for the fiscal year then ended (collectively, the "Annual Financial Statements"), the unaudited Transferor-prepared balance sheet of the Transferor as of December 31, 2011 (the "Current Balance Sheet") and the related statements of income, members’ equity, retained earnings and changes in financial condition of the Transferor for the period from January 1, 2011 through December 31, 2011 (collectively, the "Current Financial Statements", and together with the Annual Financial Statements, the “Financial Statements”). The Current Financial Statements have been prepared in accordance with past practices. The Financial Statements fairly represent, as of their respective dates, the financial condition, retained earnings, assets, liabilities, and the results of operations of the business of the Transferor for the periods therein indicated. Transferor will provide Transferee with access to all financial records from December 31 2009 to December 31 2011 for a period of 12 months after the close.

3.05.      ABSENCE OF UNDISCLOSED LIABILITIES.

The Transferor retains any and all liability and/or obligation, secured or unsecured whether accrued, absolute, contingent, unasserted or otherwise, except as expressly set forth herein.

3.06.      LITIGATION.

Except as set forth on Schedule 3.06 attached hereto (a) there is no action, suit or proceeding to which the Transferor is a party (either as a plaintiff or defendant) pending or to the Transferor’s actual knowledge, threatened before any court or governmental agency, authority, body or arbitrator and, to the actual knowledge of the Transferor, there is no basis for any such action, suit or proceeding, (b) neither the Transferor nor, to the actual knowledge of the Transferor, any officer, director or employee of the Transferor, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Transferor, and (c) to the Transferor’s actual knowledge, there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Transferor to take any action of any kind with respect to its business, assets or properties.

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3.07.      PERSONAL PROPERTY AND INVENTORY.

Schedule 3.07 attached hereto sets forth: (i) a true, correct and complete, in all material respects, list of all Assets which constitute tangible personal property and Inventory owned by the Transferor as of the date hereof having either a net book value per unit or historical cost per unit; or not owned by the Transferor but in the possession of or used or useful in the business of the Transferor (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Transferor and the circumstances under which such Property is used. Except as disclosed in Schedule 3.07:

(a)         the Transferor has good and marketable title to the Personal Property, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

(b)         no officer or director, nor, to the actual knowledge of the Transferor, any member or employee of the Transferor, or any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 3.07;

(c)         to the actual knowledge of the Transferor, each item of Personal Property not owned by the Transferor is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Transferor and the owner or lessor thereof, the obligations of the Transferor to such owner or lessor will be discharged; and

(d)         the Personal Property is adequate for the conduct of the business of the Transferor as currently conducted and is in materially good operating condition and repair, normal wear and tear excepted, and is currently used by the Transferor in the ordinary course of its business.

3.08.      INTANGIBLE PROPERTY.

Schedule 3.08 attached hereto sets forth: (i) a true, correct and complete, in all material respects, list and, where appropriate, a description of, all Assets which constitute material items of intangible property owned by, or used or useful in connection with the business of, the Transferor, including, but not limited to, supplier and customer lists and related relationships, product formula and production processes, research and development and work in progress, trade secrets, know-how, any other confidential information of the Transferor, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all material licenses or similar agreements or arrangements to which the Transferor is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in Schedule 3.08 and or Exhibit H:

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(a)         the Transferor is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

(b)         the Transferor has the right and authority to use, and the Transferee shall have the right to continue to use immediately after the Closing (in a manner consistent with current use), the Intangible Property in connection with the conduct of the Transferor’s business in the manner presently conducted, and to the actual knowledge of the Transferor, such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

(c)         the Transferor has not received notice of, and does not have actual knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Transferor that any of the operations, activities, products, services or publications of the Transferor or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

(d)         there are no outstanding nor, to the actual knowledge of the Transferor, any threatened disputes or other disagreements with respect to any research and development in process or licenses or similar agreements or arrangements described in Schedule 3.08 or with respect to infringement by a third party of any of the Intangible Property;

(e)         no officer or director of the Transferor nor, to the actual knowledge of the Transferor, any member or employee of the Transferor, or any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

(f)         the Transferor does not have any actual knowledge that any third party is infringing, or has threatened to infringe upon or otherwise violate, any of the Intangible Property in which the Transferor has ownership rights.

3.09.      LEASES.

The Transferor does not have any leased property.

3.10.      REAL ESTATE.

The Transferor does not own any real property or any interest in real property.

3.11.      SUBSIDIARIES.

Transferor does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person (excluding natural persons).

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3.12.      TAX MATTERS.

The Transferor has properly filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any error or omission that could not reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects (a "Material Adverse Effect") of the Transferor, taken as a whole. The Transferor has paid on a timely basis (including any extensions) all Taxes (as defined below) that were due and payable. All Taxes that Transferor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. No claim has ever been made by any Governmental Body in a jurisdiction where Transferor does not file Tax Returns that Transferor is or may be subject to taxation by that jurisdiction. There are no liens for Taxes on any of the assets of Transferor (except for liens for Taxes not yet due and payable). Except as otherwise disclosed on Exhibit H hereto, none of Transferor, the managers(and employees responsible for Tax matters) of Transferor, or the managers(and employees responsible for Tax matters) of the parent of any Affiliate of which Transferor was or is a member has any reason to believe that any Governmental Body might assess any additional Taxes against Transferor for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Transferor either (A) claimed or raised by any Governmental Body in writing or (B) as to which any directors and officers (and employees responsible for Tax matters) of Transferor has any knowledge. Transferor is a limited liability company which is treated as a partnership for federal tax purposes. Other than the Transferor’s Third Amended and Restated Limited Liability Company Agreement, effective as of September 30, 2011, the Transferor is not a party to any other joint venture, partnership, or other arrangement treated as a partnership for federal income tax purposes.

For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

3.13.      CONTRACTS AND COMMITMENTS.

(a)          Schedule 3.13 attached hereto contains a true, complete and correct list of the following contracts, agreements, arrangements or other understandings, whether written or oral (collectively, the "Contracts"):

(i)          any material loan agreements and guaranties to which the Transferor is a party or any of its property is bound;

(ii)         all Contracts to which the Transferor or any of its property is bound which (A) involve payments or receipts by the Transferor of more than $5,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(iii)        all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Transferor is a party or any of its property is bound;

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(iv)        all material agency, distributor, sales representative, franchise or similar agreements to which the Transferor is a party or by which the Transferor or any of its property is bound;

(v)         all material leases, whether operating, capital or otherwise, under which the Transferor is a lessor or a lessee;

(vi)        all Contracts imposing a non-competition or non-solicitation obligation on the Transferor; and

(vii)       any other material agreements or contracts entered into by the Transferor, excluding all non-disclosure agreements between Transferor and Third Parties.

(b)          Except as set forth on Schedule 3.13:

(i)           each Contract is a valid and binding agreement of the Transferor, enforceable against the Transferor in accordance with its terms, and the Transferor does not have any actual knowledge that any Contract is not a valid and binding agreement of the other parties thereto, except where the failure to be a valid and binding Agreement would not reasonably be expected to result in a Material Adverse Effect.

(ii)          the Transferor has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Transferor, on its part prior to the date hereof, and the Transferor, has no reason to believe that the Transferor will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof, except where the failure to fulfill all material obligations required pursuant the contract would not reasonably be expected to result in a Material Adverse Effect;

(iii)         the Transferor is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto, except for such breach, default or events that would not reasonably be expected to result in a Material Adverse Effect; and

(iv)         to the actual knowledge of the Transferor, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto, except for such breach, default or events that would not reasonably be expected to result in a Material Adverse Effect.

3.14.      COMPLIANCE WITH AGREEMENTS AND LAWS.

To its actual knowledge, the Transferor has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its Assets (collectively, the "Permits") other than as would not be reasonably be expected to have a Material Adverse Effect. To its actual knowledge, the Transferor is not in violation in any material respect of any law or regulation relating to its Assets, except with regards to labeling discrepancies as disclosed to Transferee in memo regarding Yumnuts Disclosures dated December 31, 2011 (Exhibit H). To the Transferor’s actual knowledge, the business of the Transferor as conducted since the date the business commenced operations has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

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3.15.      RESERVED.

3.16.      EMPLOYEE BENEFIT PLANS.

The Transferor does not have, and has never had, any employee benefit plans.

3.17.      CUSTOMERS AND SUPPLIERS.

Schedule 3.17 attached hereto sets forth a true, correct and complete list of (a) the name of each customer of the Transferor from 2010 and 2011, and (b) the names of suppliers from 2010 and 2011 (by dollar volume) of the Transferor. Except as otherwise set forth on Schedule 3.17, the Transferor has good customer and supplier relations and none of the customers or suppliers of the Transferor has notified the Transferor that it intends to discontinue or materially diminish its relationship with the Transferor.

3.18.      RESERVED.

3.19.      CONFLICTS OF INTEREST.

Except as set forth on Schedule 3.19 attached hereto, no manager, officer, director nor, to the actual knowledge of the Transferor, any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:

(a)          an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Transferor or purchases or during such period purchased from the Transferor any goods or services, or otherwise did business with the Transferor during such period; or

(b)          a beneficial interest in any contract, commitment or agreement to which the Transferor was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Transferor and such persons in their capacities as employees, officers or directors of the Transferor.

3.20.      INVESTMENT REPRESENTATION.

The Transferor is acquiring and shall hold the Stock Consideration issued by the Transferee hereunder for its own account for investment. The Transferor acknowledges that the shares representing the Stock Consideration are restricted securities under Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, and that the shares representing the Stock Consideration shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO; UNLESS PURSUANT TO THE RULES PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED; OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

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The Transferor has had the opportunity to request from the Transferee any information concerning the Transferee which the Transferor has deemed relevant and the Transferee has provided such information. Transferor understands that the Stock Consideration are not registered under the Securities Act on the grounds that the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) or regulations promulgated thereunder, and that Transferee's reliance on such exemption is predicated on Transferor's representations set forth herein. Transferor represents that it is an "accredited investor" as such term is defined in Rule 501 (a) promulgated under the Securities Act and is experienced in evaluating and investing in companies such as Transferee, is familiar with the risks associated with the business and operations of Transferee, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. Transferor understands that the Stock Consideration may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an exemption therefrom, and that, in the absence of an effective registration statement covering the Stock Consideration or an available exemption from registration under the Securities Act and applicable state securities laws, the Stock Consideration must be held indefinitely. Transferor agrees that in no event will it make a transfer or disposition of any of the Stock Consideration or such other securities, which have a legend substantially in the form set forth above, unless and until (i) Transferor shall have notified Transferee of the proposed disposition and (ii) if requested by Transferee, Transferor shall have furnished to Transferee, at the expense of Transferor or its transferee, an opinion of counsel reasonably satisfactory to Transferee to the effect that such transfer may be made without registration under the Securities Act and applicable state securities laws, except that no such opinion need be delivered in connection with a transfer or disposition made pursuant to Rule 144 or Rule 145 promulgated under the Securities Act.

3.21.      FULL DISCLOSURE.

There are no materially misleading statements in any of the representations and warranties made by Transferor in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates or correspondence including the Yumnuts Disclosures memo dated December 31, 2011 (Exhibit H), delivered by the Transferor pursuant to this Agreement.

3.22.      RESERVED.

3.23.      VENDOR, CO-PACKING AND STORAGE AGREEMENT.

Schedule 3.23 attached hereto sets forth a list of the Transferor’s outstanding agreements with vendors, co-packers and storage providers.

3.24.      LIMITATION ON REPRESENTATIONS AND WARRANTIES.

The Transferor's representations and warranties in Sections 3.07, 3.08, and 3.13 shall only apply to the Assets and Assumed Liabilities of the Transferor that are being transferred to or assumed by the Transferee pursuant to this Agreement.

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4.          REPRESENTATIONS OF THE TRANSFEREE REGARDING THE TRANSFEREE

The Transferee represents and warrants to the Transferor that:

4.01.      ORGANIZATION AND AUTHORITY.

The Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Transferee has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.02.      CAPITALIZATION OF THE TRANSFEREE.

Attached hereto as Exhibit D is the Transferee’s pre and post-closing capitalization table. On the date hereof, the Transferee's authorized capital stock consists of 49,000,000 shares of Common Stock, $.00001 par value, of which 10,030,410 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $.00001 par value, of which 748,559 shares are blank check preferred stock, none of which are issued and outstanding, and 251,441 shares of which are designated Series A Preferred Stock, 245,000 shares shares of which are issued and outstanding. All of the outstanding shares of capital stock of the Transferee have been and on the Closing Date will be duly and validly issued and are, or will be as of the Closing Date, fully paid and non-assessable.

4.03.      AUTHORIZATION.

The execution and delivery of this Agreement by the Transferee, and the agreements provided for herein, and the consummation by the Transferee of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Transferee, enforceable against the Transferee in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Transferee of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Transferee, (b) violate the provisions of the Transferee's Certificate of Incorporation or Bylaws, (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator, or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Transferee pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Transferee is a party or by which the Transferee is or may be bound. The Transferee’s Certificate of Incorporation and Bylaws are the sole documents that set forth and govern the rights, preferences and obligations of the Transferee’s shareholders.

4.04.      REGULATORY APPROVALS.

No regulatory approvals are needed for the Transferee to consummate the transactions contemplated by this Agreement.

4.05.      RESERVED.

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4.06.      LITIGATION.

There is no suit, action or legal administrative, arbitration or order, proceeding or governmental investigation pending or, to the actual knowledge of the Transferee, threatened, to which the Transferee is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Transferee's ability to perform its obligations under this Agreement or to cause a Material Adverse Effect for the Transferee.

4.07.      BROKER'S FEE.

No broker or finder has acted for the Transferee in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferee.

4.08.      MISCELLANEOUS.

(a)          The Transferee has good and marketable title to its real and intangible assets free and clear of all liens, leases, encumbrances, equities, security interests, charges and restrictions, except for certain liens, security agreements and royalty agreements listed on Exhibit E hereto.

(b)          The Transferee has not filed its 2010 Tax Returns but intends to file such Tax Returns no later than February 28, 2012. Except as otherwise set forth in the preceding sentence, the Transferee has filed on a timely basis all prior Tax Returns, which were were correct and complete, except for any error or omission that could not reasonably be expected to have a Material Adverse Effect on the Transferee. The Transferee has paid on a timely basis (including any extensions) all Taxes that were due and payable. All Taxes that the Transferee is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.

(c)          To its actual knowledge, the Transferee has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets. To its actual knowledge, the Transferee is not in violation in any material respect of any law or regulation relating to its assets. To the Transferee’s actual knowledge, the business of the Transferee as conducted since December 31, 2011 has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect on the Transferee. Notwithstanding, the Transferee believes to be exempt from California Proposition 65, which as of this date is being evaluated.

(d)          There are no materially misleading statements in any of the representations and warranties made by Transferee in this Agreement or the Exhibits to this Agreement, or any certificates delivered by the Transferee pursuant to this Agreement and the Transferee has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

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5.          ACCESS TO INFORMATION

From the date of this Agreement until the Closing Date, the Transferor and the Transferee shall afford the officers, attorneys, accountants and other authorized representatives of the other party reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records, so that the examining party may have an opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the non-examining party, and the examining party shall be permitted to make abstracts from, or copies of, all such books and records. The non-examining party shall furnish to the examining party such financial and operating data and other information as to the business of the non-examining party as the examining party shall reasonably request.

6.          CONDITIONS TO OBLIGATIONS OF THE TRANSFEREE

The obligations of the Transferee under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Transferee:

6.01.      CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR; COMPLIANCE WITH COVENANTS AND OBLIGATIONS.

All representations and warranties of the Transferor shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except where such representations are made as of a specific date in which case such representations shall be true and correct as of such date), except for any changes permitted by the terms hereof or consented to in writing by the Transferee. The Transferor shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

6.02.      PERFORMANCE BY THE TRANSFEROR.

At the Closing, the Transferor shall have delivered to the Transferee a certificate signed by a duly authorized officer or manager of the Transferor as to the Transferor's compliance with Section 6.01 hereof.

6.03.      Corporate Proceedings.

All consents required to be taken on the part of the Transferor to authorize or carry out this Agreement shall have been taken and the Transferor shall have delivered to the Transferee a copy of the resolutions of its Members and Managers, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

6.04.      Post Closing Operations

Transferee acknowledges that Transferor has not conducted operations of its business in the ordinary and usual course of business and consistent with past and current practices since December 31, 2011 at the request of the Transferee.

6.05.      ADVERSE PROCEEDINGS.

No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Transferor to transfer the Assets.

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6.06.      CLOSING DELIVERIES BY THE TRANSFEROR.

At the Closing:

(a)          the Transferor shall deliver to the Transferee, or shall otherwise put the Transferee in sole and exclusive control of, all Assets of a tangible nature and all Assumed Liabilities;

(b)          the Transferor shall deliver to the Transferee a certificate of the secretary of the State of Delaware as to the legal existence and good standing of the Transferor in such state;

(c)          the Transferor shall deliver to the Transferee a certificate of an officer or Manager of the Transferor attesting to the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.02.

(d)          the Transferor shall deliver to the Transferee resolutions approving the terms and transactions contemplated by this Agreement from the Transferor’s board of managers;

(e)          the Transferor shall deliver to the Transferee a Bill of Sale , in substantially the form attached hereto as Exhibit F, duly executed by an authorized officer or manager of the Transferor; and

(f)          the Transferor shall deliver to the Transferee a copy of a final Inventory list, determined in accordance with Section 1.03, and attached hereto as Exhibit G (the “Inventory List”), duly executed by an authorized officer or manager of the Transferor.

7.          CONDITIONS TO OBLIGATIONS OF THE TRANSFEROR

The obligations of the Transferor under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Transferor:

7.01.      CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE; COMPLIANCE WITH COVENANTS AND OBLIGATIONS.

The representations and warranties of the Transferee in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (except where such representations are made as of a specific date, in which case such representations shall be true and correct as of such date), except for any changes consented to in writing by the Transferor. The Transferee shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.02.      CORPORATE PROCEEDINGS.

All corporate and other proceedings required to be taken on the part of the Transferee to authorize or carry out this Agreement shall have been taken.

7.03.      RESERVED.

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7.04.      CONSENTS OF LENDERS, VENDORS AND OTHER THIRD PARTIES.

The Transferee shall have received all requisite consents and approvals of all lenders, vendors and other third parties whose consent or approval is required in order for the Transferee to consummate the transactions contemplated by this Agreement.

7.05.      ADVERSE PROCEEDINGS.

No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might reasonably be expected to adversely affect the obligation of the Transferee to pay the Consideration to the Transferor.

7.06.      CLOSING DELIVERIES.

At the Closing the Transferee shall deliver to the Transferor:

(a)         such certificates of the Transferee's officers and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Transferor shall reasonably request;

(b)         a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Transferee in such state;

(c)         a certificate of the Secretary of the Transferee attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Transferee's charter documents and by-laws;

(d)         certificates representing the Stock Consideration;

(e)         the Inventory List, duly executed by an authorized officer of the Transferee; and

(f)          the Promissory Note, duly executed by an authorized officer of the Transferee.

8.          PRE-CLOSING AND POST-CLOSING COVENANTS

8.01.      POST-CLOSING COVENANTS.

(a)          Consents. Following the Closing, the Transferor shall use its reasonable best efforts to obtain promptly all consents, waivers, approvals, authorizations or orders (including, without limitation, from vendors), and the Transferee and the Transferor shall cooperate with each other to promptly make all filings (including, without limitation) required in connection with the authorization, execution and delivery of this Agreement by the parties hereto and the consummation by them of the transactions contemplated hereby.

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(b)          Registration Statement. In the event that the Transferee files a registration statement with the Securities and Exchange Commission (whether directly, in connection with a “reverse merger”, or otherwise) covering any of its equity after the Closing, the Transferee shall include all of the Stock Consideration issued to Transferor hereunder (or any securities such stock consideration is convertible into) in such Registration Statement, provided, that if the underwriter of an underwritten offering determines in good faith that marketing factors require a limitation on the number of shares to be included in such Registration Statement, the number of shares that may be included in the underwriting shall be allocated among the holders of shares being registered in such Registration Statement (including the Transferor), pro rata based on the total number of all shares being registered by holders in such Registration Statement.

(c)          Board Observer Rights. Following the Closing, the Transferor shall have, for so long as the Transferor (or its affiliates) own(s) any equity securities of the Transferee, the right to designate a representative from time to time and who shall initially be Tyler M. Ricks, to attend all meetings of the Transferee’s Board of Directors (including special meetings and committee meetings) and in connection therewith shall provide such representative copies of all notices, minutes, consents, and other materials that the Transferee provides to its directors at the same time as provided to its directors. Such representative shall be a nonvoting observer.

(d)          Drag Along Rights. For so long as the Transferor (or its affiliates) own(s) any equity securities of the Transferee, the Major Shareholders shall not transfer, and shall not consent to any other shareholder transferring, any equity securities of the Transferee without first providing the Transferor reasonable prior written notice and a right to participate pro-rata in such transfer.

(e)          Information Rights. Following the Closing, the Transferee shall deliver to the Transferor for so long as the Transferor (or its affiliates) own(s) any equity securities of the Transferee: (i) as soon as practicable, but in any event within 135 days after the end of each fiscal year of the Transferee, the [audited] balance sheet as of the end of such fiscal year, and statements of income and cash flows for such year, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year; and (ii) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Transferee, an unaudited income statement for such quarter, statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal quarter. The information rights set forth in this Section 8.01(e) shall terminate upon the consummation of the Transferee’s first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended. Notwithstanding the above information may not be disclosed prior to filings with Securities and Exchange Commission.

(f)          Notice. For so long as the Transferor (or its affiliates) own(s) any equity securities of the Transferee, the Transferee shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without providing 15 day prior written notice of the Transferor or less if parties mutually agree to shorten notice period: (i) create, or authorize the creation of, or issue or obligate itself to issue (including by reclassification, alteration or amendment of any existing security of the Transferee) shares of any additional class or series of capital stock, or any other security convertible into or exercisable for any equity security, having rights, preferences or privileges, including but not limited to, voting, dividend, or distribution of assets upon liquidation, merger or otherwise, which ranks senior or pari passu with the Series A Preferred Stock; (ii) increase the authorized number of Series A Preferred Stock; (iii) change the principal business of the Transferee; or (iv) make any assignment for the benefit of creditors or commence any bankruptcy, dissolution, termination of corporate existence, or any other similar action.

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9.          INDEMNIFICATION

9.01.      Generally.

(a)          By the Transferor. The Transferor shall indemnify and hold harmless the Transferee, its directors, officers, employees and agents (the "Transferee Indemnitees") from and against all actual claims, damages, losses, liabilities, costs and expenses including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened action (but expressly excluding indirect, incidental, exemplary, special, consequential or punitive damages (including, without limitation, diminution in value, loss of future revenue or income, or loss of business reputation or opportunity)) (collectively, the "Losses") actually incurred by the Transferee Indemnitees in connection with each and all of the following:

(i)          any misrepresentation or breach of any representation or warranty made by the Transferor in this Agreement;

(ii)         any breach of any covenant, agreement or obligation of the Transferor contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

(iii)        any liability of the Transferor other than the Assumed Liabilities.

(b)          By the Transferee. The Transferee shall indemnify and hold harmless the Transferor, its members, managers, officers, employees and agents (the "Transferor Indemnitees") from and against all Losses actually incurred by the Transferor Indemnitees in connection with each and all of the following:

(i)          any misrepresentation or breach of any representation or warranty made by the Transferee in this Agreement;

(ii)         any breach of any covenant, agreement or obligation of the Transferee contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

(iii)        any Assumed Liabilities.

9.02.      CLAIMS FOR INDEMNIFICATION.

Whenever any claim shall arise for indemnification under this Section 9, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if a suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.03 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving prior written notice to the Indemnifying Party as provided in Section 9.03.

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9.03.      DEFENSE BY THE INDEMNIFYING PARTY.

In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the settlement is only for cash and includes a full release of the Indemnifying Party. Without limitation, it shall not be deemed unreasonable to withhold consent to a settlement if equitable relief against the Indemnified Party is contemplated, awarded or stipulated, the Indemnified Party is required to make an admission of civil liability or to the commission of a crime, or money is required to be paid by the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

9.04.      INDEMNIFICATION CAP.

Notwithstanding anything to the contrary herein, if the Transferor is the Indemnifying Party, the aggregate liability of the Indemnifying Party hereunder for Losses under this Section 9 shall be limited to lower of the aggregate value of the Consideration on (a) the date of the Closing, or (b) the date of the resolution of the claim as determined in good faith by the Transferor with the cooperation of the Transferee. Except for payments of the Consideration, the Indemnifying Party shall not be liable under Section 9.02 unless and until the aggregate Losses for which it would otherwise be liable under Section 9.02 exceeds (i) Ten Thousand Dollars ($10,000) for manufacturer chargebacks from distributors and customers or (ii) exceeds Twenty Five Thousand Dollars ($25,000) for all other claims inclusive of (i) above, and then (as to both (i) and (ii) above, only in excess of such amount.

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9.05.    PAYMENT OF INDEMNIFICATION OBLIGATION.

If the Indemnifying Party shall be the Transferor, all indemnification by the Indemnifying Party shall be effected by repayment of the Consideration at the Current Market Price (as defined below) of such Consideration, reduction of the amounts due under the Promissory Note, or a cash payment, or a combination thereof, at the sole option of the Transferor. If the Indemnifying Party shall be the Transferee, all indemnification by the Indemnifying Party shall be effected by payment of cash. The “Current Market Price” means the average Closing Ask Prices (as defined below) of the Stock Consideration for the three (3) trading days immediately prior to, but not including, the Conversion Date for the Common Stock on the OTC Pink Sheets, NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange, as applicable, or if not then trading on any of the foregoing, the per share valuation of such Stock Consideration utilized by the Transferor in the exercise of good faith. “Closing Ask Price” means the closing ask price as reported by the OTC Bulletin Board, NASDAQ or other market or exchange, as applicable. Notwithstanding, Transferee shall not sell or transfer any Stock Consideration received hereunder prior to the expiration of the one year anniversary of the Closing Date.

9.06.    SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION.

All representations and warranties made by the Transferor and the Transferee in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and the consummation of the transactions contemplated hereby for 12 months. Notwithstanding the foregoing, (a) the representations and warranties of the Transferor contained in Sections 2, 3.01, 3.02, and 3.03 and of the Transferee contained in Sections 4.01, 4.02, and 4.03 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, and (b) any valid claim that is properly asserted in writing pursuant to Section 9.01 and/or 9.02 prior to the expiration as provided in this Section 9.06 of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied. Notwithstanding anything herein to the contrary, the covenants set forth herein at Section 8.01 hereof shall survive for an indefinite period of time unless otherwise set forth in such section.

9.07.    SOLE REMEDY.

Except as otherwise explicitly provided in this Agreement, any Exhibit or Schedule hereto, the parties agree that the sole and exclusive remedy of any party hereto with respect to this Agreement, the Exhibits or Schedules hereto and the transactions contemplated hereby or thereby shall be limited to the indemnification provisions set forth in this Section 9 and, in furtherance of the foregoing, each of the parties, hereby waives and releases the other parties hereto from, to the fullest extent permitted under any law, any and all rights, claims and causes of action such party may have against any other party hereto.

10.         RESTRICTIVE COVENANTS

10.01.    CONFIDENTIALITY.

The Transferor acknowledges that the Confidential Information (as defined below) is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Transferor, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Transferor in a manner designed to protect the confidentiality of the Confidential Information, or (d) represents historical information reasonably required by a prospective purchaser of the Transferor. “Confidential Information” means information relating to the business of the Transferor that is not in the public domain or readily determinable by reference to publicly available sources and specifically including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with such parties.

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10.02.    NON-COMPETE.

The Transferor agrees that for 12 months following the withdrawal from observational board advisor role if party is an advisor or upon close of this agreement if not an advisor (the “Non-Competition Period”) the observational advisor shall not, directly or indirectly, either for themselves or for any other person, partnership, corporation or company, participate in any business with revenues less than $50 million that manufactures flavored nuts products to any health food stores in the United States of America. If at any time the Transferee requests Transferor to change its board advisor member, the Transferor will work in good faith to assign a new board advisor.

10.03.    ADDITIONAL TERMS.

The Transferor acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interest of the Transferee, and that any violation will result in irreparable injury to the Transferee. The Transferor agrees that for the first 12 months following the Closing Date, the Transferee shall be entitled to seek injunctive or other equitable relief to prevent breaches of the provisions of this Section 10 and to enforce specifically the terms of this Section 10. In the event that any of the provisions of this Section 10 are adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitation permitted by applicable law. The covenants and limitations set forth in this Section 10 shall be binding upon the successors and assigns of the Transferor and Transferee, including any acquirer of all or substantially all the assets or business of the Transferor or Transferee.

11.         TERMINATION OF AGREEMENT

11.01.    TERMINATION BY AGREEMENT OF THE PARTIES.

This Agreement may be terminated by the mutual written agreement of the parties hereto prior to the Closing Date. This Agreement shall automatically terminate if the Closing Date shall not occur on or before January 30, 2012; provided that such date may be extended by the mutual written consent of the Transferor and the Transferee. In the event of any such termination, the Transferee shall have no further obligation or liability to the Transferor under this Agreement, and the Transferor shall have no further obligation or liability to the Transferee under this Agreement.

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11.02.    TERMINATION BY REASON OF BREACH.

This Agreement may be terminated by the Transferor, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Transferee or the failure by the Transferee to perform any condition or obligation hereunder, and may be terminated by the Transferee, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Transferor or the failure of the Transferor to perform any condition or obligation hereunder. Written notice of any such termination must be delivered by the terminating party to the non-terminating party and non-terminating party shall have 30 days to cure said breach. If such breach shall remain uncured by the 31st day then this Agreement shall be deemed terminated.

12.         NOTICES

All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile transmission confirmed in writing by next-day delivery service or by E-mail; receipt shall be deemed to occur on the date of actual receipt if delivered by registered or certified mail, if sent by facsimile or E-mail six (6) hours from the time of transmission (provided such facsimile or E-mail is sent within two hours prior to the end of normal business hours on a business day or, if not, on the next business day) and confirmed in writing by next-day delivery service, or one (1) business day after it is sent by nationally-recognized, next-day delivery service.

To the Transferee:	Cell-nique Corporation
12 Old Stage Coach Rd
Weston, CT 06883
Attention: Dan Ratner, President
Facsimile: 203.557.3148
E-mail: dan@cell-nique.com

With a copy
to: Jeff Stein, Esq.
1000 Woodbury Rd, Suite 110
Woodbury, NY 11797

To the Transferor:	Health Nutz, LLC dba Yumnuts
Attention: Tyler Ricks
320 Fleming Lane
Fairfield, CT 06824
E-mail: ricks.tyler@gmail.com
E-mail: metivier3@hotmail.com

With a copy (which shall not constitute notice)
to: Robinson & Cole LLP
1055 Washington Boulevard
Stamford, CT 06901-2249
Attn: Eric J. Dale, Esq.
Facsimile: (203) 462-7599
E-mail: edale@rc.com

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13.         SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Transferee, on the one hand, and the Transferor, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Transferee or the Transferor from any obligation or liability under this Agreement.

14.         ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a)           This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. This agreement may only be modified or amended by a written instrument executed by the Transferee and the Transferor.

(b)           If the provisions of any Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits attached hereto are hereby incorporated as integral parts of this Agreement.

15.         SEVERABILITY

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

16.         INVESTIGATION OF THE PARTIES

Any representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

17.         EXPENSES

Except as otherwise expressly provided herein, each party will pay all their respective fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. The Transferor shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Assets.

18.       GOVERNING LAW/JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Subject to Section 10.3, each of the parties hereto (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12; provided, however, that nothing in this Section 18 shall affect the right of any party hereto to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

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19.       SECTION HEADINGS

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20.       COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

21.       CONSULTATION WITH INDEPENDENT COUNSEL

The parties have had the opportunity to consult with their own legal counsel and other advisors, and are entering into this Agreement voluntarily and with a full understanding of the meaning and legal effects of each provision contained in this Agreement. In the event of any dispute regarding the interpretation of any provision of this Agreement, the parties agree that this Agreement and the provisions hereof shall not be construed against any one party as the drafter of this Agreement.

[Signature Page Follows]

26

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of January 30, 2012.

TRANSFEREE:	Cell-nique Corporation

By:__________________________
Name: Dan Ratner
Title: President

TRANSFEROR:	Health Nutz, LLC dba Yumnuts

By: ___________________________
Name: Tyler Ricks
Title: Chief Executive Officer

Acknowledged and Agreed only with respect to Section 8.01(d):

MAJOR SHAREHOLDERS:

By: _______________________________
Name:

By: _______________________________
Name:

By: _______________________________
Name:

Acknowledged and Agreed only with respect to Section 10.02:

FOUNDERS:

By: _______________________________
Name: Tyler Ricks

By: _______________________________
Name: Jerome Metivier

By: _______________________________
Name: Michael Cochrane

By: _______________________________
Name: Gary Cochrane

27

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Convertible Promissory Note

For

Services Rendered

By

JMS Law Group, PLLC

To

Cell-nique Corporation

CONVERTIBLE PROMISSORY NOTE

Date of Issuance: January 1, 2012

Cell-nique Corporation, a Delaware corporation (the “Company”), for value received hereby promises to pay to JMS Law Group, PLLC, or registered assigns (the “Attorney” or “Holder”), Fifteen Thousand ($15,000) Dollars (“Principal”) for services rendered by the Attorney to represent the Company as legal counsel throughout the United States as per that certain retainer agreement dated October 1, 2011 (the “Agreement”). The Agreement fully describes the services and engagement provided by Attorney on behalf of the Company and its brands.

Interest on such outstanding Principal shall accrue at the rate of eight percent (8%) per annum (computed on the basis of a 360 day year for the actual number of days elapsed), as set forth below, on the date twenty four months (24) months after the date of this Note, written above (“Maturity”).  Payment for all amounts due hereunder shall be made by wire transfer in accordance with the Holder’s instructions.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.   Payment of Principal and Interest.

          (a)  Payment in Full on Maturity.  Unless this Note is sooner prepaid or converted pursuant to Section 3 hereof or sooner becomes due and payable under Section 2 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on Maturity.

          (b)  Interest.  Interest shall accrue on the outstanding principal amount of this Note, at the rate of eight percent (8%) per annum (the “Coupon Rate”) computed on the basis of a 360-day year (twelve thirty-day months), from the date such principal amount is accrued until the earlier of (i) the payment in full of all outstanding principal of, and accrued interest on, this Note, or (ii) the conversion of this Note into capital stock of the Company pursuant to Section 3 hereof.  All payments made under this Note shall be applied first against accrued but unpaid interest and second against the outstanding principal balance hereof.

         (c) Forced Repayment. In the event the Company receives financing of at least One Million ($1,000,000) Dollars either at one time or as part of an offering, the Company agrees to immediately repay all amounts due under this Note, out of such proceeds.

2.   Events of Default.  If one or more of the following events (each an “Event of Default”) shall occur:

        (a)  the Company shall fail to pay in full any principal, accrued interest or other amounts due to Holder under this Note when due;

        (b)  the Company shall default in the performance of or compliance with any covenant, agreement or other obligation of the Company contained in this Note that is not remedied, waived or cured within fifteen (15) days following such default in performance or noncompliance;

        (c)  any representation or warranty of the Company contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;

        (d)  the Company shall default (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Company shall fail to pay such indebtedness at its stated maturity;

        (e)  other than on terms approved beforehand by the Holder (which approval may be withheld for any reason whatsoever), the Company shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall take corporate action in furtherance of any such action;

        (f)  within thirty (30) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, such appointment shall not have been vacated;

        (g)  entry of a final judgment in excess of $1,000,000 (including insured portions) against the Company or for which the Company is otherwise responsible that is not stayed, bonded or discharged within thirty (30) days;

        (h)  any plan of liquidation or dissolution or winding up is adopted by the Company’s board of directors or shareholders or the Company is involuntarily dissolved or otherwise wound up; or

        (i)  there shall occur, or the Company shall enter into any agreement providing for, a Change of Control (as defined below) of the Company; the term “Change of Control” shall mean any transaction or series of related transactions (including without limitation any reorganization, merger, consolidation, sale of assets or sale of stock) that will result in (i) the sale of all or substantially all of the assets of the Company, (ii) a change in ownership of 60% or more of the Company’s then outstanding capital stock, in one or a series of transactions occurring within a period of six (6) months, other than any such change of ownership resulting from the sale by the Company of its securities in connection with one or more financing transactions, or (iii) a consolidation or merger of the Company with or into any other corporation or corporations (or other corporate reorganization) immediately after which the shareholders of the Company hold less than fifty percent (50%) of the voting power of the surviving corporation;

  then, upon the occurrence of any Event of Default described in paragraph (a), (d), (e), (h) or (i) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable (for Subsections (b), (c), (g) after applicable cure period) notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company; upon the occurrence of any Event of Default described in paragraph (f) above, the original principal of this Note shall be reduced to Fifteen Thousand ($15,000) Dollars and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company, and the Company agrees that the payment of such principal shall be made simultaneously, and as a condition to, the closing of any such Change of Control transaction, and upon the occurrence of any other Event of Default described in the other paragraphs above, Holder may, at Holder’s option, exercisable at any time thereafter, by notice to the Company in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company.  At any time following any such acceleration as provided in the preceding sentence, Holder may at its option convert this Note in whole or in part into shares of Common Stock of the Company at the Default Conversion Price by written notice to the Company.  Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Company and Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof.  The Company shall notify the Holder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

3.   Conversion.  The outstanding principal amount of and any accrued but unpaid interest under this Note shall be convertible into capital stock of the Company as follows:

        (a)  Conversion on Change of Control. In the event of a Change in Control the number of Conversion Shares issuable upon conversion under this paragraph shall be determined by dividing the outstanding principal balance plus all accrued and unpaid interest hereunder through the Conversion date by the lower of either (i) the same equity valuation as determined in the Change of Control transaction, (ii) the Conversion Price (as defined below), or (iii) notwithstanding full payment of the Note and conversion, if Attorney is restricted by the Change of Control, the principal amount of this Note shall immediately be increased to 125% of the face value of the outstanding balance of the unconverted unpaid Note(s) (the “Default Conversion Price”).

        (b)  Holder Conversion.  The Holder may elect at any time to convert the outstanding principal amount and accrued interest of this Note, without any further act of the Company or its shareholders, into Conversion Shares in lieu of repayment of all outstanding principal and accrued interest under this Note.  Any such conversion shall be deemed to occur on the notice date and Company shall issue the Conversion Shares within three business days thereafter.  The number of Conversion Shares issuable upon conversion under this paragraph shall be determined by dividing the principal amount of this Note the Note Holder desires to convert which shall be subtracted from the Principal hereunder through the Notice date by the (i) the average of the closing market price per share as traded in the public market for the two lowest out of the five consecutive trading days immediately preceding such notice, or (ii) if the Common Stock of the Company is not traded on a public market or exchange, then the lowest valuation per share price determined by a third party in a financing (or other equity transaction), acquisition or merger with the Company (the “Conversion Price”).

        (c) Registration Rights upon Conversion.  The Holder shall be made a party, on the same basis as other investors to any registration rights agreement, investors rights agreement, shareholders agreement, or other agreements setting forth the rights being granted to such investors in future Offering or upon expiration of 144 restrictions.

        (d)  Mechanics of Conversion.

        (i)  Upon conversion of this Note under paragraph 3(a) or 3(b) above, all amounts due and owing under this Note shall be converted automatically, without any further action by the Holder and whether or not this Note is surrendered to the Company, into fully paid and nonassessable shares of Common Stock, which shall be deemed issued and outstanding for all purposes from and after the time of such conversion as specified in paragraph 3(a) or 3(b) above.  Within three days after such conversion, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock, as applicable, issuable upon such conversion in accordance with the terms of this Note (the shares actually issuable hereunder being referred to as the “Conversion Shares”) and a cash payment in lieu of any fractional share otherwise issuable upon such conversion, in accordance with paragraph 3(e) below; provided, however, that the Company shall not be obligated to issue to the Holder such certificate or check unless and until this Note, or an appropriate affidavit of loss, is delivered to the Company.

        (ii) In the event of any conversion of this Note under this Section 3, the person in whose name the certificate for Conversion Shares is to be issued shall be deemed to have become a holder of record of such Conversion Shares on the date as of which conversion is deemed to occur as specified in paragraphs 3(a) and 3(b) above, as the case may be.

        (iii)    Whichever of the Conversion Price or the Default Conversion Price is the conversion price at which this Note is actually converted under this Section 3 shall be referred to herein as the “Note Conversion Price”.

        (e)  Fractional Shares.  No fractional Conversion Shares or scrip shall be issued upon conversion of this Note.  Instead of any fractional Conversion Shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the price at which the Note was converted, as applicable.

        (f)  Stock Dividends, Splits and Combinations.  If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the date of issuance of this Note (the “Issue Date”) is increased by a stock dividend or other distribution payable in shares of such stock or by a subdivision, split-up or reclassification of outstanding shares of such stock, then immediately after the record date fixed for the determination of stockholders entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Conversion Price or the Default Conversion Price, as applicable, shall be reduced appropriately so that the Holder shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto.  If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the Issue Date is decreased by a combination or reclassification of the outstanding Conversion Shares, then, immediately after the effective date of such combination or reclassification, the Conversion Price or the Default Conversion Price, as applicable, shall be increased appropriately so that the Holder shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto.

        (g)  Certain Adjustments.  The Note Conversion Price shall be adjusted up or down, as the case may be, to take into account any stock split, combination, stock dividend, recapitalization or similar event after the date hereof with respect to the Company’s common stock or any other class of capital stock of the Company in order that the number of shares of Common Stock, as applicable, issuable upon conversion of this Note and the number of shares of the Company’s Common Stock issuable upon conversion of the Common Stock, as applicable, issuable upon conversion of this Note will not be adversely or positively affected by any such event.

        (h)  Capital Reorganization or Reclassification.  If the Conversion Shares shall be changed into the same or a different number of shares of any class or classes of stock or other property, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then in each such event the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property that would have been receivable upon such reorganization, reclassification or other change in respect of the number of Conversion Shares into which this Note could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

        (i)  Merger or Consolidation.  Subject to the terms of Section 2(i) above, if at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding Conversion Shares for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, then, as a part of such acquisition, provision shall be made so that the Holder shall thereafter be entitled to receive, upon conversion of this Note, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition to which the Holder would have been entitled if the Holder had converted this Note immediately prior to such acquisition.  In any such case appropriate adjustments shall be made in the application of the provisions of this Section 3(i) with respect to the rights of the Holder after such acquisition to the end that the provisions of this Section 3(i) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

        (j)  Notice to Holder.  In the event the Company shall propose to take any action of the type described in Sections 3(f), (g), (h), or (i), the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price or the Default Conversion Price, as applicable, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note.  In the case of any action that would require the fixing of a record date, such notice shall be given at least fifteen (15) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

        (k)  Costs.  The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder.

        (l)  Reservation of Shares.  The Company shall take all necessary action to reserve, and shall reserve at all times so long as any principal amount under this Note remains outstanding, free from statutory or contractual preemptive rights, out of its authorized but unissued capital stock, solely for the purpose of effecting the conversion of this Note, sufficient shares of Common Stock to provide for conversion of the Conversion Shares into Company Common Stock.

        (m)  No Impairment.  The Company will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, issuance or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Section 3 or the other provisions of this Note and will at all times in good faith assist in the carrying out of all provisions hereof and in the taking of all actions as may be necessary in order to protect the conversion and other rights of the Holder hereunder against impairment.

4.   Assignment.  Subject to the restrictions on transfer described in Section 6 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

5.   Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.  Any amendment, waiver, modification or consent entered into pursuant to this Section 5 shall be effective only in the specific instance and for the specific purpose for which it was given.

6.   Transfer of this Note.  The Holder understands that the Company will instruct any transfer agent not to register the transfer of this Note (or the Conversion Shares issued upon conversion of this Note) unless the conditions specified in the legend set out in all capital letters at the top of this Note are satisfied.

7.   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to Holder, to the Holder’s address as set forth below, or to such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, if to the Company, one copy shall be sent to Cell-nique Corporation, PO Box 1131 Weston, CT 06883 Attention: Dan Ratner, President, or to such other addresses as the Company shall have furnished to the Holder.

8.   No Rights of a Shareholder.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the time that this Note is converted into Conversion Shares pursuant to Section 3.

9.   Governing Law.  The Agreement shall be governed by, and construed under, the laws of the State of New York.

10.  Collection Costs.  The Company shall pay on demand all reasonable costs and expenses, including without limitation reasonable fees and expenses of counsel, incurred by Holder in connection with enforcement of its rights under this Note.

11.  Lost, Stolen or Mutilated Note.  If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note.  Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

12.  Counterparts.  This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

SIGNATURE PAGE TO FOLLOW

CONVERTIBLE PROMISSORY NOTE

This Note has been executed and delivered as of the date first above written.

COMPANY: Cell-nique Corporation

By
Dan Ratner, President

ACCEPTED AND AGREED:

HOLDER: JMS Law Group, PLLC

By
Jeffrey M. Stein, Principal

Address:

1000 Woodbury Road, Suite 110A
Woodbury, NY 11797